Exhibit 99

RE:	Raven Industries, Inc.
P.O. Box 5107
Sioux Falls, SD 57117- 5107
FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Tom Iacarella	Dennis Waite	Leslie Loyet	Tim Grace
Vice President & CFO	General Inquiries	Analyst Inquiries	Media Inquiries
(605) 336-2750	(708) 246-6265	(312) 640-6672	(312) 640-6741
SIC Codes: 3672, 3081, 3829
FOR IMMEDIATE RELEASE
WEDNESDAY, MARCH 8, 2006
RAVEN INDUSTRIES ANNOUNCES RECORD FOURTH-QUARTER
AND FULL-YEAR RESULTS AS IT CELEBRATES 50TH-YEAR ANNIVERSARY
SIOUX FALLS, SD—March 8, 2006—Raven Industries, Inc. (RAVN: NasdaqNM) today reported record sales and earnings for its fiscal year ended January 31, 2006, demonstrating, it said, “the strength of a business model capable of driving high-margin sales and capital-efficient growth.” Net sales rose 22 percent to $204.5 million while net income for the year climbed 36 percent to $24.3 million, or $1.32 per share fully diluted, from $17.9 million, or 97 cents per share. In releasing results, Raven noted that this is the fiftieth year it has been in business, recording a profit in every year except the first one.
For the fourth quarter, total net sales were up 24 percent to $54.4 million while net income jumped 50 percent to $5.5 million, or 30 cents per share fully diluted vs. 20 cents in the year-earlier fourth quarter.
Segment Performance
Flow Controls Division (FCD) had a good year as it gained the benefit of investments in new products and new markets. Sales for the fiscal year rose 17 percent to $47.5 million while operating income increased 29 percent to $13.6 million. The prior year’s results included a $1.3 million write-down of an acquisition. Absent this charge, operating income increased 15 percent. In the fourth quarter, FCD sales, hampered by a weakening agricultural economy, increased only four percent to $10.2 million while operating income rose 36 percent to $2.7 million. Explained President and CEO Ronald M.
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Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefore. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

Raven Industries, Inc.
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Moquist, “We made some sizable investments in research and development projects in the year-ago quarter as well as in our precision-ag marketing initiative.”
Engineered Films Division (EFD) produced a 41 percent climb in sales to $82.8 million for the full year while operating income rose 26 percent to $19.9 million. Gross profit margins declined from 31% to 28% due to the volatility of raw material costs. “Here we continue to invest in plant and equipment, developing specialty multi-layer film products and branching out into new domestic markets,” Moquist noted. Raven announced it expected to spend more than $13 million to expand EFD’s product capabilities during the current fiscal year. For the fourth quarter, sales were up 45 percent to $26.1 million and operating income rose 38 percent to $6.0 million. Higher oilfield pit-lining and construction sales accounted for most of the fourth-quarter revenue increase; disaster film sales also saw double-digit percentage growth.
Electronic Systems Division (ESD) sales for the year increased 19 percent to $56.2 million while operating income nearly doubled, up 98 percent to $8.9 million. Growth is being driven by increased demand from Fortune 500 companies that seek the manufacturing capabilities of a reliable source and Raven’s continued investment in advanced manufacturing technology. For the final quarter of the year, sales rose 14 percent to $13.9 million while operating income jumped 44 percent to $2.0 million.
Aerostar sales for the year declined 17 percent to $18.0 million while the division’s operating income declined 41 percent to $2.1 million. Sales in the fourth quarter increased five percent to $4.2 million with an operating loss of $29,000 for the final quarter of the year compared to a $97,000 operating loss a year earlier. Management expected to finish the year on a stronger note, but some of its business in the final quarter, particularly government-uniform contracts in the start-up phase, carried low margins.
Balance Sheet
The company’s cash and investment balances were $11.4 million at January 31, 2006, vs. $9.6 million at the end of the previous fiscal year. Operating cash flows for the 12 months totaled $21.2 million compared to $18.9 million for the previous 12-month period primarily as a result of higher earnings. Cash used in investing activities increased from $7.6 million to $11.4 million due primarily to investments in new capacity for Engineered Films and the February 2005 acquisition of Montgomery Industries, developer of the Autoboom™ automatic boom-height control system for agricultural sprayers. Dividends in the prior fiscal year included a special $11.3 million dividend paid in May 2004. Regular quarterly dividends in fiscal 2006 were up 27 percent over the previous fiscal year’s levels.
Outlook
CEO Moquist commented on the company’s prospects for the coming fiscal year. “We are continuing to invest heavily in equipment for Engineered Films and in product development and marketing for Flow Controls,” he said. “These divisions will be our growth drivers for the coming years despite what we see as softening demand for agricultural equipment in the current year,” he added. The CEO indicated the company
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Raven Industries, Inc.
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expects to beat the record performance of the year just ended both in sales and earnings. “We will need to execute well, but we think demand for films will continue to be strong and we have opportunities in precision agriculture.”
About Raven Industries, Inc.
Raven is an industrial manufacturer that provides electronics manufacturing services, reinforced plastic sheeting and flow control devices to various markets.
CONFERENCE CALL INFORMATION
Raven has scheduled a conference call today at 2:00 p.m. Central Time to discuss its fourth quarter and fiscal 2006 performance and related trends in its business. To access this call, log on to www.ravenind.com or www.vcall.com 15 minutes before the call to download the necessary software. Replays will be available through this website for 90 days.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this report are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words “anticipates, “believes,” “expects,” “intends,” “may,” “plans” and similar expressions are intended to identify forward-looking statements. The Company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there is no assurance that such assumptions are correct or that these expectations will be achieved. Such assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions, which could affect certain of the Company’s primary markets, such as agriculture and construction, or changes in competition, raw material availability, technology or relationships with the Company’s largest customers, any of which could adversely impact any of the Company’s product lines. The foregoing list is not exhaustive and the company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.
On the Internet, information is available at www.ravenind.com, the company’s website.
FINANCIAL TABLES FOLLOW...
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Reven Industries, Inc.
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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except earnings per share)

	Three Months Ended January 31			Twelve Months Ended January 31
			Fav (Unfav)			Fav (Unfav)
	2006	2005	Change	2006	2005	Change
Net sales	$54,385	$44,004	24%	$204,528	$168,086	22%
Cost of goods sold	41,410	34,203		151,297	124,886

Gross profit	12,975	9,801	32%	53,231	43,200	23%

Selling, general and administrative expenses	4,694	4,140		15,947	14,056
Loss on disposition of businesses and assets	—	—		—	1,282

Operating income	8,281	5,661	46%	37,284	27,862	34%

Other income, net	(89)	(27)		(210)	(93)

Income before income taxes	8,370	5,688	47%	37,494	27,955	34%

Income taxes	2,908	2,048		13,232	10,064

Net income	$5,462	$3,640	50%	$24,262	$17,891	36%

Net income per common share:
-basic	$0.30	$0.20	50%	$1.34	$0.99	35%
-diluted	$0.30	$0.20	50%	$1.32	$0.97	36%

Weighted average common shares outstanding:
-basic	18,072	18,015		18,055	18,066
-diluted	18,325	18,342		18,315	18,410
RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(In thousands)

	Three Months Ended January 31			Twelve Months Ended January 31
			Fav (Unfav)			Fav (Unfav)
	2006	2005	Change	2006	2005	Change
Net Sales:
Flow Controls	$10,247	$9,887	4%	$47,506	$40,726	17%
Engineered Films	26,060	17,912	45%	82,794	58,657	41%
Electronic Systems	13,906	12,220	14%	56,219	47,049	19%
Aerostar	4,172	3,985	5%	18,009	21,654	(17)%

Total Company	$54,385	$44,004	24%	$204,528	$168,086	22%

Operating Income:
Flow Controls	$2,652	$1,950	36%	$13,586	$10,516	29%
Engineered Films	5,972	4,326	38%	19,907	15,739	26%
Electronic Systems	2,002	1,388	44%	8,916	4,492	98%
Aerostar	(29)	(97)	70%	2,133	3,609	(41)%

Total Segment Income	10,597	7,567		44,542	34,356
Corporate Expenses	(2,316)	(1,906)	(22)%	(7,258)	(6,494)	(12)%

Total Company	$8,281	$5,661	46%	$37,284	$27,862	34%

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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	January 31	January 31
	2006	2005
ASSETS
Cash, cash equivalents and short-term investments	$11,409	$9,619
Accounts receivable, net	29,290	25,370
Inventories	27,819	23,315
Prepaid expenses and other current assets	2,827	3,288

Total current assets	71,345	61,592

Property, plant and equipment, net	25,602	19,964
Other assets, net	9,210	6,953

	$106,157	$88,509

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$8,179	$10,322
Accrued and other liabilities	11,871	10,628

Total current liabilities	20,050	20,950

Other liabilities	1,718	1,477
Shareholders’ equity	84,389	66,082

	$106,157	$88,509

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(In thousands)

	Twelve Months Ended January 31
	2006	2005
Cash flows from operating activities
Net income	$24,262	$17,891
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,151	3,841
Deferred income taxes	(809)	(31)
Loss on disposition of businesses and assets	79	1,282
Other operating activities, net	(7,494)	(4,112)

Net cash provided by operating activities	21,189	18,871

Cash flows from investing activities
Capital expenditures	(10,358)	(7,541)
Acquisition of businesses	(2,828)	(414)
Other investing activities, net	1,751	324

Net cash used in investing activities	(11,435)	(7,631)

Cash flows from financing activities
Dividends paid	(5,056)	(15,298)
Purchase of treasury stock	(1,689)	(3,519)
Long-term debt principal payments	(63)	(72)
Other financing activities, net	(138)	(174)

Net cash used in financing activities	(6,946)	(19,063)

Effect of exchange rate changes on cash	(18)	—

Net increase (decrease) in cash and cash equivalents	2,790	(7,823)
Cash and cash equivalents at beginning of period	6,619	14,442

Cash and cash equivalents at end of period	9,409	6,619
Short-term investments	2,000	3,000

Cash, cash equivalents and short-term investments	$11,409	$9,619

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